EXHIBIT 10.1
AMENDMENT TO EMPLOYMENT AGREEMENT
     This is an AMENDMENT dated as of December 19, 2008 to an Employment Agreement entered into as of October 8, 2003 (the “Employment Agreement”), by and between First Potomac Realty Investment Limited Partnership, a Delaware limited partnership, (the “Company”) and Douglas J. Donatelli (“Executive”).
     WHEREAS, First Potomac Realty Trust, a Maryland real estate investment trust, (the “Trust”) is the Company’s general partner; and
     WHEREAS, the Company and the Executive desire to continue to the Executive’s employment in the Trust’s business on the terms and conditions set forth in the Employment Agreement as amended hereby.
     NOW THEREFORE, in consideration of the promises and mutual covenants contained herein as well as in the Employment Agreement, the Parties agree as follows:
     1. The Employment Agreement (including the Exhibits thereto) between the Company and Executive is incorporated by reference herein. To the extent any term or condition set forth in the Employment Agreement conflicts with this Amendment, the Amendment shall control and be binding on the parties.
     2. Section 1.4 of the Employment Agreement is amended to read in its entirety as follows:
1.4. Base Salary. For all the services rendered by Executive hereunder, the Company shall pay Executive a base salary (“Base Salary”) at the annual rate of $340,000, payable in installments at such times as the Company customarily pays its other senior level executives. Executive’s Base Salary shall be reviewed annually by the Board of Trustees of the Trust (the “Board”) (or the compensation committee of the Board) pursuant to the Board’s normal performance review policies for senior level executives.
     3. Section 1.5 of the Employment Agreement is amended to read in its entirety as follows:
1.5.	Annual Incentive Award. Executive shall be entitled to receive an annual cash incentive bonus for each fiscal year during the Employment Term consistent with the Short-Term Incentive Plan or other bonus policy adopted by the Board (or the compensation committee of the Board) (the “Bonus Policy”). If the Executive or the Company, as the case may be, satisfies the performance criteria contained in such Bonus Policy for a fiscal year, Executive shall receive an annual incentive bonus in an amount determined by the Board (or the compensation committee of the Board). If the Executive or the Company, as the case may be, fails to satisfy the performance criteria contained in such Bonus Policy for a fiscal year, the Board (or the compensation committee of the Board) may determine whether any incentive bonus shall be payable to Executive for that year. For purposes of this Agreement, the term “Incentive Bonus” shall mean the amount established pursuant to this Section 1.5.
     4. Section 1.8(b) of the Employment Agreement is amended to read in its entirety as follows:
1.8. Incentive Compensation.
          (b) Executive shall be entitled to participate in any short-term and long-term incentive programs (including without limitation the 2003 Equity Compensation Plan and any subsequently implemented stock award plans) established by the Company or the Trust for the Company’s senior level executives generally, at levels commensurate with the benefits provided to other senior executives and with adjustments appropriate for his position as specified in Section 1.2.
     5. Section 2.1(c) and (c)(1) of the Employment Agreement are amended to read in their entirety as follows:

2.1. Termination Without Cause; Resignation for Good Reason.
          (c) Notwithstanding the provisions of Section 2.1(b), in the event that Executive executes and does not revoke a written release within ninety (90) days of such removal or resignation, substantially in the form attached hereto as Exhibit A (the “Release”), of any and all claims against the Company and all related parties with respect to all matters arising out of Executive’s employment by the Company, or the termination thereof (other than claims for any entitlements under the terms of this Agreement or under any plans or programs of the Company under which Executive has accrued a benefit), Executive shall be entitled to receive, in lieu of the payment described in Section 2.1(b), the following:
               (i) Two (2) times Executive’s Base Salary, at the rate in effect immediately before Executive’s termination of employment, payable in equal installments, consistent with the Company’s past payroll practices, over the twenty-four (24) month period after the Executive’s Date of Termination, commencing with the first payroll period that occurs after the period during which Executive’s right to revoke his acceptance of the terms of the Release has expired.
     6. Section 2.7 of the Employment Agreement is amended to read in its entirety as follows:
2.7. Definitions.
          (a) “Cause” shall mean any of the following grounds for termination of Executive’s employment:
               (i) Executive shall have been indicted for or convicted of, or entered a plea of guilty or nolo contendre to, a felony,
               (ii) Executive continually fails substantially to perform his reasonably assigned material duties to the Company (other than a failure resulting from Executive’s incapacity due to physical or mental illness), which failure has been materially and demonstrably detrimental to the Company and has continued for a period of at least thirty (30) days after a written notice of demand for substantial performance, signed by a duly authorized officer of the Trust, has been delivered to Executive specifying the manner in which Executive has failed substantially to perform,
               (iii) Executive engages in willful misconduct in the performance of his duties, or
               (iv) Executive breaches any non-competition, non-disclosure or non-solicitation agreement in effect with the Company.
          (b) “Date of Termination” shall mean the date that the termination of Executive’s employment with the Company is effective on account of the Executive’s death, Executive’s Disability, termination by the Company for Cause or without Cause or by the Executive for Good Reason or without Good Reason, as the case may be. The Employment Term shall end on the Date of Termination.
          (c) “Good Reason” shall mean the occurrence of any of the following events or conditions, provided (x) the Executive has notified the Company in writing of the existence of an event or condition described in this section within ninety (90) days of the initial existence of the event or condition and (y) the Company has not remedied the event or condition within thirty (30) days of its receipt of Executive’s notice:
               (i) a substantial reduction in Executive’s Base Salary;
               (ii) a demotion of Executive;
               (iii) a material reduction of Executive’s duties hereunder;

               (iv) the Company’s requiring Executive to be based at a location other than in the Washington, D.C. metropolitan area;
               (v) the non-renewal of the Agreement by the Company in accordance with Section 1.1; or
               (vi) any material breach of this Agreement by the Company.
          (d) “Incentive Pay” shall mean the greater of (i) Executive’s maximum Incentive Bonus for which Executive was eligible during the period that includes the Date of Termination or (ii) the highest aggregate bonus or incentive payment paid to Executive during any of the three (3) full calendar years prior to his Date of Termination. For purposes of this definition, “Incentive Pay” does not include any stock option, stock appreciation, stock purchase, restricted stock or similar plan, program, arrangement or grant, one time bonus or payment (including, but not limited to, any sign-on bonus), any amounts contributed by the Company for the benefit of Executive to any qualified or nonqualified deferred compensation plan, or any amounts designated by the parties as amounts other than Incentive Pay.
     7. Section 9 of the Employment Agreement is amended to read in its entirety as follows:
9. Arbitration; Expenses. In the event of any dispute under the provisions of this Agreement, other than a dispute in which the primary relief sought is an equitable remedy such as an injunction, the parties shall be required to have the dispute, controversy or claim settled by arbitration in Bethesda, Maryland in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association, before a single arbitrator. The arbitrator shall be as mutually agreed upon by the Company as the Executive or if there is no such agreement, shall be selected by the American Arbitration Association. Any award entered by the arbitrator shall be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The arbitrator shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of the Agreement. If Executive prevails on any material issue which is the subject of such arbitration or lawsuit, the Company shall be responsible for all of the fees of the American Arbitration Association and the arbitrator and any expenses relating to the conduct of the arbitration (including the Company’s and Executive’s reasonable attorneys’ fees and expenses). Otherwise, each party shall be responsible for its own expenses relating to the conduct of the arbitration (including reasonable attorneys’ fees and expenses) and shall share the fees of the American Arbitration Association
     8. Section 10 of the Employment Agreement is amended to read in its entirety as follows:
10. Notices. All notices and other communications required or permitted under this Agreement or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered, mailed by registered or certified mail, or sent by nationally recognized overnight courier service, as follows (provided that notice of address shall be deemed given only when received):
If to the Company, to:
First Potomac Realty Trust
7600 Wisconsin Avenue; 11th Floor
Bethesda, Maryland 20814
Attn: General Counsel
With a required copy to:
Hunton & Williams LLP
Riverfront Plaza, East Tower
951 East Byrd Street

Richmond, Virginia 23219
Attn: David C. Wright, Esq.
If to Executive, to:
Douglas J. Donatelli
First Potomac Realty Trust
7600 Wisconsin Avenue; 11th Floor
Bethesda, Maryland 20814
or to such other names or addresses as the Company or Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.
     9. The Employment Agreement is amended by adding the following Section 18:
18. Section 409A. These provisions of this Plan are intended and shall be interpreted and administered so as to not result in the imposition of additional tax or interest under Section 409A of the Internal Revenue Code where applicable. Without limiting the preceding sentence and notwithstanding any other provision of this Agreement, if at termination of employment the Executive is considered a Specified Employee within the meaning of Section 409A of the Code, benefits that are to be paid upon termination of employment may not commence earlier than six (6) months after the date of such termination of employment, and any benefits which would otherwise be paid to the Participant within the first six months following the termination of employment shall be accumulated and paid to the Participant in a lump sum on the first day of the seventh month following the termination of employment.
     10. Section 3(a) of Exhibit B to the Employment Agreement is amended to read in its entirety as follows:
     Non-Competition.
     (a) During my employment by the Company and for a period of one (1) year after my termination of employment for any reason, I will not, except with the prior written consent of the Board of Trustees of First Potomac Realty Trust (the “Board”), directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with, or use or permit my name to be used in connection with, any business or enterprise which is engaged in any business or enterprise that acquires, operates and develops properties in the industrial and flex property markets, within the Company’s “Service Area,” as defined below. For the purposes of this Section, “Service Area” shall mean (i) the States of Maryland and West Virginia, (ii) the Commonwealth of Virginia, (iii) Washington, D.C. and any other state or commonwealth in which the Company is doing business or has determined to do business at the date of my termination.
     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date and year first above written.

EXECUTIVE

/s/ Douglas J. Donatelli

Witness

FIRST POTOMAC REALTY

Attest	INVESTMENT LIMITED PARTNERSHIP

	By:	First Potomac Realty Trust
Its general partner

By:	/s/ Joel F. Bonder
Name:	Joel F. Bonder
Title:	Executive Vice President and General Counsel

GUARANTOR

FIRST POTOMAC REALTY TRUST
Attest

By:	/s/ Joel F. Bonder
Name:	Joel F. Bonder
Title:	Executive Vice President and General Counsel